UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013 (November 5, 2013)

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 Desbrosses Street New York, New York		10013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2013, Intercept Pharmaceuticals, Inc. (“we,” “us,” or “our”) entered into Amendment No. 4 to Product Research, Development, License and Commercialization Agreement with Les Laboratoires Servier and Institut de Recherches Servier (collectively, “Servier”). The amendment, which became effective as of October 1, 2013, among other matters, extended the term of our research program with Servier relating to the discovery of novel TGR5 agonists (the “Servier TGR5 Agonists”) until September 30, 2015. The research program was extended on the same financial terms as were previously in effect, including the reimbursement by Servier of the full time equivalent costs incurred by us in the conduct of the research program, up to a set maximum amount.

Concurrently, we also entered into amendments to our consulting agreement with Professor Roberto Pellicciari and our research agreement with TES Pharma Srl (“TES”), in each case, for the Servier TGR5 Agonists. These amendments, which became effective as of October 1, 2013, among other matters, extended the term of services provided by Professor Pellicciari and TES in relation to the research program for the Servier TGR5 Agonists until September 30, 2015. The consulting agreement with Professor Pellicciari was extended on the same financial terms as were previously in effect. Pursuant to our amended agreement with TES, we are required to pay TES an aggregate amount of €250,000 on a quarterly basis during the extended term. We also agreed to provide TES with a low single digit royalty based on worldwide net sales of products developed under the agreement on a country-by-country basis. Royalty rates are subject to reduction under the agreement in specified circumstances, including with respect to any country if sales of generic products reach a certain threshold in that country.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: November 7, 2013	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer